Exhibit 99

PRESS RELEASE

For Release:	January 29, 2020
Nasdaq:	MFNC
Contact:	Jesse A. Deering, EVP & Chief Financial Officer (248) 290-5906 /jdeering@bankmbank.com
Website:	www.bankmbank.com

MACKINAC FINANCIAL CORPORATION

REPORTS 2019 Fourth quarter and Annual Results

Manistique, Michigan – Mackinac Financial Corporation (Nasdaq: MFNC) (the “Corporation”), the bank holding company for mBank, today announced 2019 net income of $13.85 million, or $1.29 per share, compared to 2018 net income of $8.37 million, or $.94 per share.

The 2019 results include the effects of a $140 thousand one-time non-cash amortization related to an acquired tax credit impacting tax expense (and tax rate). The 2018 results included expenses related to the acquisitions of First Federal of Northern Michigan (“FFNM”), and Lincoln Community Bank (“Lincoln”), which had a collective after-tax impact of $2.46 million on earnings. Adjusted core income (net of the one-time non-cash expense) for 2019 was $13.99 million, or $1.30 per share compared to 2018 adjusted core income (net of the transaction related expense) of $10.83 million, or $1.22 per share.

Weighted average shares outstanding for 2019 were 10,737,653 compared to 8,891,967 for 2018. Weighted average shares outstanding for the fourth quarter 2019 were 10,748,712 compared to 10,712,745 for the same period of 2018. The Corporation issued 2,146,378 new shares for the FFNM purchase in May, 2018 and issued an additional 2,225,807 shares in the common stock offering completed in June, 2018.

The Corporation had fourth quarter 2019 net income of $3.30 million, or $.31 per share, compared to 2018 fourth quarter net income of $3.36 million, or $.31 per share. The 2019 fourth quarter results include the effects of the $140 thousand one-time non-cash amortization of an acquired tax credit. The 2018 fourth quarter results were impacted by acquisition related expenses of $386 thousand on an after-tax basis. Adjusted core income (net of the one-time expenses) for the fourth quarter 2019 was $3.44 million, or $.32 per share, while 2018 fourth quarter income, excluding tax-affected transaction related expenses, was $3.75 million, or $.35 per share.

Total assets of the Corporation at December 31, 2019 were $1.32 billion, compared to $1.32 billion at December 31, 2018. Shareholders’ equity at December 31, 2019 totaled $161.92 million, compared to $152.07 million at December 31, 2018. Book value per share outstanding equated to $15.06 at year-end 2019, compared to $14.20 per share outstanding a year ago. Tangible book value at year-end 2019 was $137.30 million, or $12.77 per share outstanding compared to $124.33 million, or $11.61 per share, at year-end 2018.

Additional notes:

•	mBank, the Corporation’s primary asset, recorded net income of $15.07 million in 2019, which resulted in an ROAA of 1.13%, compared to $9.04 million in 2018. Bank-level income was also impacted by the one-time $140 thousand tax credit amortization. In December, 2018, mBank had an internal tax allocation expense between it and the Corporation (MFNC) of $1.34 million. Adjusted core net income for 2019 was $15.21 million, compared to 2018 adjusted core net income (including total adjustments for the tax reallocation and transaction related expenses of $3.16 million on an after-tax basis) of $12.20 million. Adjusted bank core net income grew approximately 25% resulting in adjusted ROAA of 1.16% for 2019.

•	Strong bank deposit activity drove increases of $56.28 million (or 5.9%) in 2019 through more proactive sales activity in the Treasury Management line of business and increased marketing efforts in key retail markets.

•	Reliance on higher-cost brokered deposits continues to decrease significantly from $136.76 million, or 12.46% of total deposits at year-end 2018, to $58.62 million, or 5.44% of total deposits at year-end 2019.

•	Overall new loan production for 2019 was $385.55 million, compared to $286.88 million for 2018, an increase of $98.67 million, or 34%.

•	Fourth quarter 2019 net interest margin remained solid at 4.39%. Core operating margin for the fourth quarter, which is net of accretive yield from purchase accounting treatment on acquired loans (“accretion”), was 4.23%.

Revenue

Total revenue of the Corporation for 2019 was $70.34 million, compared to $59.64 million in 2018. Total revenue for the three months ended December 31, 2019 equated to $17.61 million, compared to $17.54 million for the same period of 2018.

•	Total interest income for 2019 was $64.38 million, compared to $55.38 million for the same period in 2018. Fourth quarter 2019 interest income equated to $15.77 million, compared to $16.09 million in the fourth quarter of 2018.

•	2019 Noninterest Income was $5.95 million compared to $4.26 million for 2018. Fourth quarter 2019 noninterest income was $1.85 million, compared to $1.44 million for the same period of 2018.

The year-over-year improvement is a combination of the operating scale provided by the two 2018 acquisitions, as well as continued focus on drivers of noninterest income, including secondary market mortgage and SBA loan guarantee sales. The 2019 fourth quarter interest income included accretive yield of $488 thousand from combined credit mark accretion associated with acquisitions, compared to $946 thousand in the same period of 2018.

Loan Production and Portfolio Mix

Total balance sheet loans at December 31, 2019 were $1.06 billion, compared to December 31, 2018 balances of $1.04 billion. Total loans under management reside at $1.36 billion, which includes $297.41 million of service retained loans. Loan production for the fourth quarter of 2019 was $96.40 million, compared to $82.91 million for the fourth quarter of 2018. Increased production was evident in all lines of business and across the entire market footprint, but driven primarily through commercial lending activities, which were up $65 million year-over-year. The Corporation also saw an increase in secondary market mortgage production in light of the drop in market rates that most other banks also experienced. New production efforts have resulted in 2019 organic balance sheet loan growth of $20 million, or annualized growth of approximately 2%.

2019 New Loan Production

$ in thousands (000)

	Q1	Q2	Q3	Q4	2019
Upper Peninsula	$24,631	$38,069	$35,430	$41,236	$139,366
Northern Lower Peninsula	33,895	33,654	30,169	29,318	127,036
Southeast Michigan	10,256	11,755	25,125	10,909	58,045
Wisconsin	6,486	18,883	13,942	12,690	52,001
Asset-Based Lending	6,100	750	-	2,250	9,100
Total	$81,368	$103,111	$104,666	$96,403	$385,548

Payoff activity, outside of normal amortization, continued to constrain portfolio growth with approximately $140 million of total principal reduction ahead of original terms during 2019. Of this amount, $89 million came from the commercial portfolio, with $32 million of the total being related to borrowers divesting of the collateral and $28 million refinanced at pricing or terms that the Corporation was not able or willing to offer.

Commenting on new loan production and overall lending activities, President of the Corporation and President and CEO of mBank, Kelly W. George, stated, “Our new loan production in 2019 ended in line with our yearly targets and we remain pleased with the origination activity in our lending business. We continue to see good loan opportunities in all of our markets, both on the commercial and retail side, with a solid pipeline moving into 2020. However, payoff activity has remained consistently higher than normal through 2019, which impeded balance sheet growth. More normalized levels would have resulted in portfolio growth in the 5% to 7% range, which were our expectations. Sale of businesses or collateral and terms outside our lending parameters, both from a yield and structure standpoint from a variety of lending conduits, were the primary drivers of payoff activity within the commercial line of business.”

Credit Quality

Nonperforming loans totaled $5.18 million, or .49% of total loans at December 31, 2019, compared to $5.08 million, or .49% of total loans at December 31, 2018. Total loan delinquencies greater than 30 days resided at a nominal 1.1%, compared to .96% at year end 2018. The nonperforming assets to total assets ratio resided at .56% for the fourth quarter of 2019, compared to .62% for the fourth quarter of 2018. Commenting on overall credit risk, Mr. George stated, “Credit quality of the Corporation remains very solid. We have seen no adverse systemic risk indicators within any of our lending lines of business. We believe that stable market conditions and forecasted lower rates should help continue this positive trend into 2020. Purchase accounting marks from the previously acquired banks have continued to prove accurate, attaining expected accretion levels, which should continue into future periods.”

Margin Analysis and Funding

Net interest income for 2019 was $53.91 million, equating to a Net Interest Margin (“NIM”) of 4.57%, compared to $47.13 million in 2018 and a NIM of 4.44%. Core operating margin, which is net of accretion from acquired loans that were subject to purchase accounting adjustments, was 4.39% for 2019 and 4.21% for 2018. Net interest income for the fourth quarter of 2019 was $13.35 million, with $488 thousand of accretion, resulting in a Net Interest Margin of 4.39%, compared to $13.795 million in the fourth quarter of 2018, with $946 thousand of accretion and a NIM of 4.64%. Core operating margin, which is net of accretion from acquired loans, was 4.23% for the fourth quarter 2019 and 4.32% for the same period of 2018.

As illustrated in the chart below, core NIM remains comparatively strong but was negatively impacted, as were the margins of most banks, by the Federal Reserve Bank (the “Fed”) rate moves in the third and fourth quarters. The Fed activity primarily impacted the Corporation’s prime-based variable rate loan portfolio.

Total bank deposits have increased by $56.28 million year-over-year from $960.78 million at December, 2018 to $1.02 billion at year-end 2019 as a result of strong organic efforts. Total brokered deposits have decreased significantly and were $58.62 million at December 31, 2019, compared to $136.76 million at December 31, 2018, a decrease of 56%. FHLB (Federal Home Loan Bank) and other borrowings were slightly increased to $64.55 million at the end of the fourth quarter 2019 from $57.54 million at the end of the fourth quarter 2018. This increase was due to the Corporation opportunistically extending the duration of roughly $25 million of liability funding to take advantage of the inverted yield curve in mid-2019. The overall duration of wholesale funding remains very manageable and short term in nature.

Mr. George stated, “The Corporation’s margin remains strong despite the three Fed rate cuts. We have maintained discipline on pricing of both the loan and deposit portfolio, while being proactive to market competition in managing offered rates. With our bank deposits up roughly $56 million since year-end 2018, our strong liquidity position has allowed for continued reduction in higher cost brokered deposits over the course of 2019, which strengthens our balance sheet. Our focus on new core deposit procurement remains a key initiative for 2020, as we will look to continue to wind down our wholesale funding exposure through aggressive marketing and business development initiatives in our retail banking commerce hubs and within our Treasury Management line of business throughout our entire footprint.”

Operating Expenses

Total 2019 noninterest expense was $41.77 million, or roughly $10.45 million average per quarter, compared to $40.30 million for full year 2018, or $10.08 million average per quarter. The increase is directly related to the larger operating platform following the multiple acquisitions in 2018 and the increase in overall employee base that was fully in place in 2019. Noninterest expense for the fourth quarter of 2019 was $10.81 million, compared to $10.68 million for the same period of 2018. Fourth quarter 2019 noninterest expense was impacted by a $120 thousand pre-tax non-cash Director compensation item, and to a lesser degree, some seasonal occupancy and benefit related expenses.

Assets and Capital

Total assets of the Corporation at December 31, 2019 were $1.32 billion, compared to $1.32 billion at December 31, 2018. Shareholders’ equity at December 31, 2019 totaled $161.92 million, compared to $152.07 million at December 31, 2018. Book value per share outstanding equated to $15.06 at year-end 2019, compared to $14.20 per share outstanding a year ago. Tangible book value at year-end 2019 was $137.30 million, or $12.77 per share, compared to $124.33 million, or $11.61 per share, at year-end 2018. Both the Corporation and the Bank are “well-capitalized” with total risk-based capital to risk-weighted assets of 13.22% and 13.06%, respectively, and tier 1 capital to total tier 1 average assets at the Corporation of 10.09% and at the Bank of 9.96%.

Paul D. Tobias, Chairman and Chief Executive Officer of the Corporation and Chairman of mBank concluded, “Overall we are pleased with the Corporation’s performance in 2019. As did most financial institutions, we saw the effects of the interest rate environment shift on our second-half earnings. However, our strong core bank fundamentals allowed us to record improved year-over-year earnings per share and increase shareholder value while increasing our dividend and at the same time maintaining our safe and sound risk profile.”

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $1.3 billion and whose common stock is traded on the NASDAQ stock market as “MFNC.” The principal subsidiary of the Corporation is mBank. Headquartered in Manistique, Michigan, mBank has 29 branch locations; eleven in the Upper Peninsula, ten in the Northern Lower Peninsula, one in Oakland County, Michigan, and seven in Northern Wisconsin. The Corporation’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.

Forward-Looking Statements

This release contains certain forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements: as defined by the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Corporation with the Securities and Exchange Commission. These and other factors may cause decisions and actual results to differ materially from current expectations. Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

	As of and For the	As of and For the
	Period Ending	Year Ending
	December 31,	December 31,
(Dollars in thousands, except per share data)	2019	2018
	(Unaudited)	(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$1,320,069	$1,318,040
Loans	1,058,776	1,038,864
Investment securities	107,972	116,748
Deposits	1,075,677	1,097,537
Borrowings	64,551	60,441
Shareholders' equity	161,919	152,069

Selected Statements of Income Data:
Net interest income	$53,907	$47,130
Income before taxes	17,710	10,593
Net income	13,850	8,367
Income per common share - Basic	1.29	.94
Income per common share - Diluted	1.29	.94
Weighted average shares outstanding - Basic	10,737,653	8,891,967
Weighted average shares outstanding- Diluted	10,757,507	8,921,658

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	4.57%	4.44%
Efficiency ratio	69.10	77.70
Return on average assets	1.04	.71
Return on average equity	8.78	6.94

Average total assets	$1,332,882	$1,177,455
Average total shareholders' equity	157,831	120,478
Average loans to average deposits ratio	95.03%	97.75%

Common Share Data at end of period:
Market price per common share	$17.56	$13.65
Book value per common share	15.06	14.20
Tangible book value per share	12.77	11.61
Dividends paid per share, annualized	.520	.480
Common shares outstanding	10,748,712	10,712,745

Other Data at end of period:
Allowance for loan losses	$5,308	$5,183
Non-performing assets	7,377	8,196
Allowance for loan losses to total loans	.49%	.50%
Non-performing assets to total assets	.56%	.62%
Texas ratio	4.41%	6.33%

Number of:
Branch locations	29	29
FTE Employees	304	288

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2019	2018
	(Unaudited)	(Audited)
ASSETS

Cash and due from banks	$49,794	$64,151
Federal funds sold	32	6
Cash and cash equivalents	49,826	64,157

Interest-bearing deposits in other financial institutions	10,295	13,452
Securities available for sale	107,972	116,748
Federal Home Loan Bank stock	4,924	4,924

Loans:
Commercial	765,524	717,032
Mortgage	272,014	301,461
Consumer	21,238	20,371
Total Loans	1,058,776	1,038,864
Allowance for loan losses	(5,308)	(5,183)
Net loans	1,053,468	1,033,681

Premises and equipment	23,608	22,783
Other real estate held for sale	2,194	3,119
Deferred tax asset	3,732	5,763
Deposit based intangibles	5,043	5,720
Goodwill	19,574	22,024
Other assets	39,433	25,669

TOTAL ASSETS	$1,320,069	$1,318,040

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest bearing deposits	$287,611	$241,556
NOW, money market, interest checking	373,165	368,890
Savings	109,548	111,358
CDs<$250,000	233,956	225,236
CDs>$250,000	12,775	13,737
Brokered	58,622	136,760
Total deposits	1,075,677	1,097,537

Federal funds purchased	6,225	2,905
Borrowings	64,551	57,536
Other liabilities	11,697	7,993
Total liabilities	1,158,150	1,165,971

SHAREHOLDERS’ EQUITY:
Common stock and additional paid in capital - No par value Authorized - 18,000,000 shares Issued and outstanding - 10,748,712 and 10,712,745 respectively	129,564	129,066
Retained earnings	31,740	23,466
Accumulated other comprehensive income (loss)
Unrealized (losses) gains on available for sale securities	1,025	(245)
Minimum pension liability	(410)	(218)
Total shareholders’ equity	161,919	152,069

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,320,069	$1,318,040

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2019	2018	2017
	(Unaudited)	(Audited)	(Audited)
INTEREST INCOME:
Interest and fees on loans:
Taxable	$59,673	$51,407	$41,770
Tax-exempt	187	123	95
Interest on securities:
Taxable	2,708	2,408	1,606
Tax-exempt	343	338	298
Other interest income	1,473	1,101	607
Total interest income	64,384	55,377	44,376

INTEREST EXPENSE:
Deposits	9,436	6,492	4,361
Borrowings	1,041	1,755	2,077
Total interest expense	10,477	8,247	6,438

Net interest income	53,907	47,130	37,938
Provision for loan losses	385	500	625
Net interest income after provision for loan losses	53,522	46,630	37,313

OTHER INCOME:
Deposit service fees	1,586	1,441	1,056
Income from loans sold on the secondary market	1,889	1,289	1,373
SBA/USDA loan sale gains	908	661	867
Mortgage servicing amortization	693	197	(31)
Net security gains	208	-	231
Other	669	675	545
Total other income	5,953	4,263	4,041

OTHER EXPENSE:
Salaries and employee benefits	22,743	20,064	15,490
Occupancy	4,069	3,640	3,104
Furniture and equipment	3,000	2,548	2,209
Data processing	2,717	2,503	2,037
Advertising	889	905	711
Professional service fees	2,100	1,575	1,534
Loan origination expenses and deposit and card related fees	1,546	1,166	1,335
Writedowns and losses on other real estate held for sale	212	182	388
FDIC insurance assessment	70	700	731
Communications expense	885	726	604
Transaction related expenses	-	2,951	50
Other	3,534	3,340	2,143
Total other expenses	41,765	40,300	30,336

Income before provision for income taxes	17,710	10,593	11,018
Provision for income taxes	3,860	2,226	5,539

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$13,850	$8,367	$5,479

INCOME PER COMMON SHARE:
Basic	$1.29	$.94	$.87
Diluted	$1.29	$.94	$.87

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

LOAN PORTFOLIO AND CREDIT QUALITY

(Dollars in thousands)

Loan Portfolio Balances (at end of period):

	December 31,	December 31,
	2019	2018
	(Unaudited)	(Unaudited)
Commercial Loans:
Real estate - operators of nonresidential buildings	$141,965	$150,251
Hospitality and tourism	97,721	77,598
Lessors of residential buildings	51,085	50,204
Gasoline stations and convenience stores	27,176	24,189
Logging	22,136	20,860
Commercial construction	40,107	29,765
Other	385,334	364,165
Total Commercial Loans	765,524	717,032

1-4 family residential real estate	253,918	286,908
Consumer	21,238	20,371
Consumer construction	18,096	14,553

Total Loans	$1,058,776	$1,038,864

Credit Quality (at end of period):

	December 31,	December 31,
	2019	2018
	(Unaudited)	(Unaudited)
Nonperforming Assets :
Nonaccrual loans	$5,172	$5,054
Loans past due 90 days or more	11	23
Restructured loans	-	-
Total nonperforming loans	5,183	5,077
Other real estate owned	2,194	3,119
Total nonperforming assets	$7,377	$8,196
Nonperforming loans as a % of loans	.49%	.49%
Nonperforming assets as a % of assets	.56%	.62%
Reserve for Loan Losses:
At period end	$5,308	$5,183
As a % of outstanding loans	.50%	.50%
As a % of nonperforming loans	102.41%	102.09%
As a % of nonaccrual loans	102.63%	102.55%
Texas Ratio	4.41%	6.33%

Charge-off Information (year to date):
Average loans	$1,047,439	$941,221
Net charge-offs (recoveries)	$260	$396
Charge-offs as a % of average loans, annualized	.02%	.04%

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

QUARTERLY FINANCIAL HIGHLIGHTS

	QUARTER ENDED
	(Unaudited)
	December 31,	September 30,	June 30,	March 31,	December 31
	2019	2019	2019	2019	2018
BALANCE SHEET (Dollars in thousands)

Total loans	$1,058,776	$1,059,942	$1,060,703	$1,045,428	$1,038,864
Allowance for loan losses	(5,308)	(5,308)	(5,306)	(5,154)	(5,183)
Total loans, net	1,053,468	1,054,634	1,055,397	1,040,274	1,033,681
Total assets	1,320,069	1,355,383	1,330,723	1,316,996	1,318,040
Core deposits	1,004,280	1,022,115	989,116	965,359	947,040
Noncore deposits	71,397	91,464	125,737	131,889	150,497
Total deposits	1,075,677	1,113,579	1,114,853	1,097,248	1,097,537
Total borrowings	64,551	70,079	46,232	53,678	60,441
Total shareholders' equity	161,919	160,165	157,840	154,746	152,069
Total tangible equity	137,302	135,379	133,236	129,973	124,325
Total shares outstanding	10,748,712	10,740,712	10,740,712	10,740,712	10,712,745
Weighted average shares outstanding	10,748,712	10,740,712	10,740,712	10,720,127	10,712,745

AVERAGE BALANCES (Dollars in thousands)

Assets	$1,347,916	$1,354,220	$1,326,827	$1,320,080	$1,320,996
Earning assets	1,205,241	1,204,782	1,179,584	1,180,989	1,179,934
Loans	1,081,294	1,065,337	1,051,998	1,046,740	1,043,409
Noninterest bearing deposits	283,259	284,354	260,441	235,247	260,846
Deposits	1,080,359	1,124,433	1,103,413	1,099,644	1,087,174
Equity	161,588	159,453	156,491	153,689	149,241

INCOME STATEMENT (Dollars in thousands)

Net interest income	$13,350	$13,324	$13,997	$13,236	$13,795
Provision for loan losses	35	50	200	100	300
Net interest income after provision	13,315	13,274	13,797	13,136	13,495
Total noninterest income	1,848	1,878	1,110	1,117	1,443
Total noninterest expense	10,813	10,444	10,263	10,244	10,678
Income before taxes	4,350	4,708	4,644	4,009	4,260
Provision for income taxes	1,054	989	975	842	895
Net income available to common shareholders	$3,296	$3,719	$3,669	$3,167	$3,365
Income pre-tax, pre-provision	$4,385	$4,758	$4,844	$4,109	$4,560

PER SHARE DATA

Earnings per common share	$.31	$.35	$.34	$.30	$.31
Book value per common share	15.06	14.91	14.70	14.41	14.20
Tangible book value per share	12.77	12.60	12.40	12.10	11.61
Market value, closing price	17.56	15.46	15.80	15.74	13.65
Dividends per share	.140	.140	.120	.120	.120

ASSET QUALITY RATIOS

Nonperforming loans/total loans	.49%	.46%	.44%	.53%	.49%
Nonperforming assets/total assets	.56	.55	.51	.57	.62
Allowance for loan losses/total loans	.50	.50	.50	.49	.50
Allowance for loan losses/nonperforming loans	102.41	109.33	113.55	92.23	102.09
Texas ratio	4.41	5.31	4.91	5.59	6.33

PROFITABILITY RATIOS

Return on average assets	.97%	1.09%	1.11%	.97%	1.01%
Return on average equity	8.09	9.25	9.40	8.36	8.95
Net interest margin	4.39	4.39	4.76	4.55	4.64
Average loans/average deposits	100.09	94.74	95.34	95.10	95.97

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	10.09%	9.81%	9.74%	9.54%	9.24%
Tier 1 capital to risk weighted assets	12.71	12.39	12.20	12.28	11.95
Total capital to risk weighted assets	13.22	12.90	12.72	12.79	12.47
Average equity/average assets (for the quarter)	11.99	11.77	11.80	11.64	11.30